Relates to Registration Statement on Form S-3
                                                     (Registration No. 33-65417)
                                                      Filed under Rule 424(b)(3)



                                   PROSPECTUS

                         ALLIANCE FINANCIAL CORPORATION

                           DIVIDEND REINVESTMENT PLAN

                         300,000 shares of Common Stock
                           (par value $1.00 per share)





                  ------------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  ------------------------------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                  -------------------------------------------





                The date of this Prospectus is March 3, 1999.

         This Prospectus relates to up to an aggregate of 300,000 shares of common stock, par value $1.00 per share ("Common Stock"), of Alliance Financial Corporation (the "Company") issuable by the Company from time to time pursuant to its Dividend Reinvestment Plan (the "Plan"). Shares purchased under the Plan may be either authorized but unissued shares, shares held in the Company's treasury, shares purchased on the open market or shares purchased in negotiated transactions.

         The Common Stock is listed on the Nasdaq National Market under the symbol "ALNC."

         Under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of shareholders of the Company to participate in the Plan may constitute an offer to sell the Common Stock. Accordingly, the Company has filed with the Commission a registration statement (Registration No. 33-65417) on Form S-3 under the Securities Act (the "Registration Statement") with respect to the Plan, and this Prospectus is a part of the Registration Statement.

         No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in any such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change since the date hereof in the business or affairs of the Company or any of the information contained or incorporated herein by reference.


                              AVAILABLE INFORMATION

         As a public company, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, the Company files periodic reports (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K), proxy statements and other information with the Commission pursuant to the Exchange Act which are incorporated into this Prospectus by reference. The public may read and copy any material the Company files with the Commission at its Public

Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549 or at the offices of the Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006. The public may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains periodic reports, proxy statements and other information regarding the Company filed with the Commission. The address of such Internet site is http://www.sec.gov. In accordance with the rules and regulations of the Commission, this Prospectus omits certain information set forth in the Registration Statement, which the Company has filed with the Commission under the Securities Act. You are urged to obtain and review carefully all the information contained in or incorporated by reference into the Registration Statement.

         The Company will provide without charge to any person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any of the documents incorporated in this Prospectus by reference. Any such requests should be directed to Treasurer, Alliance Financial Corporation, 65 Main Street, P.O. Box 5430, Cortland, New York, 13045-5430, Telephone (607) 758-1228.

                                  March 3, 1999


Dear Shareholder:

         We are pleased to send you this prospectus describing our Dividend Reinvestment Plan (the "Plan"). As you are aware, in November 1998, Alliance Financial Corporation (the "Company") was formed through the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. As a result of the merger, all shareholders of the Company are eligible to participate in the Plan.

         If you decide not to enroll in the Plan with respect to all of your shares, you have the option of either having dividends automatically deposited as they are declared to your bank account or having checks mailed to your home or other address.

         The purpose of the Plan is to offer the shareholders of the Company a convenient and inexpensive opportunity to increase their ownership of Common Stock of the Company through reinvestment of dividends.

         Some of the key advantages offered by the Plan to its participants are:

     - You will pay no brokerage fees, commissions or service charges for purchases made under the Plan;

     - Your dividends will be reinvested quarterly, and you may elect all or part of your dividends to be reinvested;

     - Your investment may build upon itself. The dividends on shares that are reinvested may generate additional dividend income that will, in turn, be reinvested;

     - You may realize the long-term benefits of systematic purchases of Common Stock;

     - Your record keeping is simplified through the issuance of statements advising you of your investments after each purchase; and

     - You will avoid the need for the safekeeping of stock certificates for shares credited to your account under the Plan.

         While we have outlined the highlights of the Plan above, this prospectus gives complete details of the Plan in simple question and answer form. We urge you to read this prospectus carefully, since it should answer most questions you may have about the Plan. For the former shareholders of Cortland First Financial Corporation, the Plan is essentially identical to the dividend reinvestment plan of Cortland First Financial Corporation in effect prior to the merger and, if you wish to continue at the same level your participation in the Alliance Dividend Reinvestment Plan, you do not need to return the enclosed Dividend Reinvestment Plan Enrollment Form.

         The Plan is administered by American Stock Transfer & Trust Company, as your agent, and all correspondence should be directed to it at:

                  American Stock Transfer & Trust Company
                  Attn:  Dividend Reinvestment
                  40 Wall Street
                  New York, NY  10005
                  (800) 278-4353

         To enroll in the Plan, and/or to have your dividends deposited directly into your bank account, your must complete the enclosed Dividend Reinvestment Plan Enrollment Form and/or Direct Deposit Authorization Agreement, as appropriate, and return it to American Stock Transfer & Trust Company at the above address. A self-addressed return envelope is enclosed for your convenience. If you do not elect to participate in the Plan by completing and returning the Dividend Reinvestment Plan Enrollment Form, you will continue to receive checks for your dividends as they are declared or, if you elect by completing and returning the Direct Deposit Authorization Agreement, your dividends will be deposited directly into your bank account.

         The Board of Directors of the Company wishes to take this opportunity to thank you for your continued support and investment in the Company.


         Sincerely,                          Sincerely,




         David R. Alvord                     John C. Mott
         Co-Chief Executive Officer          Co-Chief Executive Officer

                                TABLE OF CONTENTS

THE COMPANY........................................................6

DESCRIPTION OF THE PLAN............................................6
     Purpose.......................................................6
     How the Plan Works in General  ...............................6
     Advantages of the Plan....................................... 7
     How to Enroll in the Plan ....................................7
     Other Useful Information About the Plan.......................7

TERMS AND CONDITIONS OF THE PLAN..................................10
     Administration of the Plan...................................10
     Eligibility..................................................10
     Participation................................................11
     Purchases....................................................11
     Reports......................................................11
     Voting.......................................................11
     Certificates ................................................11
     Costs........................................................12
     Withdrawal  .................................................12
     Taxes........................................................12

USE OF PROCEEDS ..................................................13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..................13

INDEMNIFICATION...................................................13

EXPERTS...........................................................14

LEGAL OPINION.....................................................14

                                   THE COMPANY

         Alliance Financial Corporation was formed in November 1998 through the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. (collectively, the "Banks"). As a bank holding company, the Company conducts its business through the Banks, the sole operating subsidiaries of the Company. The Banks are expected to merge with each other during 1999 under the name "Alliance Bank, N.A."

         The primary business of the Banks consists of offering individual, business and municipal customers a full range of loan and deposit products and trust investment services from its network of community banking offices located in Canastota, Cincinnatus, Cortland, Cortlandville, Hamilton, Manlius, Marathon, McGraw, Oneida, Sherrill, Tully and Whitney Point, all in the State of New York.

         The principal executive offices of the Company are located at 65 Main Street, P.O. Box 5430, Cortland, New York, 13045-5430,
telephone: (607) 756-2831; and at 160 Main Street, Oneida, New
York 13421, telephone: (315) 363-4500.

                             DESCRIPTION OF THE PLAN

         The Plan will continue until terminated by the Company's Board of Directors, in its sole discretion.

Purpose

         The purpose of the Plan is to offer shareholders of the Company a convenient and inexpensive opportunity to increase their ownership of Common Stock through reinvestment of cash dividends on additional shares of Common Stock. The Company pays for all transaction costs and administrative expenses incurred in connection with the purchases of Common Stock and recordkeeping of stock ownership. This reduces your costs of purchasing and owning shares.

How the Plan Works in General

         Participation in the Plan is entirely voluntary. You may, by providing written notice on the prescribed form, join or withdraw at any time and, as long as the Plan continues, as often as you wish.

         As a shareholder of the Company, you may enroll in the Plan so that cash dividends you are entitled to receive on all or a part of your shares of Common Stock will be automatically reinvested in the Common Stock. The Plan is operated and administered by American Stock Transfer & Trust Company ("American Stock Transfer"), which serves as your agent under the Plan. American Stock Transfer will maintain an account for you under the Plan and will receive all dividends on the shares of Common Stock enrolled in the Plan and held of record by you or held by American Stock Transfer under the Plan. The dividends will then be applied to the purchase of the Common Stock at the prevailing market price in the over-the-counter market, in negotiated transactions or from the Company. The Company may direct American Stock Transfer to purchase the Common Stock pursuant to the Plan from any one or more of the foregoing sources. You may elect to continue to receive cash dividends on a portion of your shares of Common Stock and reinvest the rest under the Partial Dividend Reinvestment option described below.

         In the event that the accumulation of all funds in your account is insufficient to purchase a full share of Common Stock, a fraction of a share will be credited to your account. Fractional shares will earn dividends and receive other benefits of full shares on a pro-rata basis.

         Shares purchased through the Plan will be held for you by American Stock Transfer or, upon your written request, American Stock Transfer will issue a stock certificate for any full shares you acquire. There is no charge for either service under the Plan.

         American Stock Transfer will send you a confirmation statement of transactions on your account soon after reinvestment is completed. You will also receive proxy materials for purposes of giving American Stock Transfer direction as to how to vote shares of Common Stock held in your account and, for tax purposes, an annual statement of dividends.

 Advantages of the Plan

         You will enjoy certain benefits by joining the Plan, including the following:

         (1) Reduced costs of investment. By purchasing additional shares of the Common Stock through the Plan, your costs are significantly reduced. This is because there are no administrative or service charges under the Plan and the Company will absorb any additional costs of investment transactions usually associated with purchases or sales outside of the Plan, including brokerage commissions;

         (2) Increased equity. The number of shares of Common Stock you own will increase with each dividend payment, thereby generating additional dividend income in the future which may be reinvested;

         (3) Simplified recordkeeping. Quarterly statements at the completion of each investment transaction are provided by American Stock Transfer to inform you of your investment and accumulated holdings as they occur;

         (4) Voting control of equity interest. You will retain the power to have all shares of Common Stock held by American Stock Transfer on your account under the Plan voted in accordance with your directions.

How to Enroll in the Plan

         To enroll in the Plan, simply complete the enclosed Authorization Form and mail it to American Stock Transfer as your agent at 40 Wall Street, New York, New York, 10005. You may also obtain additional Authorization Forms from American Stock Transfer at any time. Participation will begin with the next dividend payment, provided your authorization is received on or before the record date for that dividend. Should your authorization be received after that date, it will be necessary to delay your participation until the following dividend payment.

         Your participation in the Plan is governed by the specific terms and conditions of the Plan set forth in the section of this Prospectus entitled "TERMS AND CONDITIONS OF THE PLAN." The following information should be helpful to answer questions you may have about how those terms and conditions of participation may affect your investment.

Other Useful Information About the Plan

Who is eligible to participate in the Plan?

         Holders of record of shares of Common Stock may participate in either of the Plan's investment options listed on the Authorization Form. If you are a beneficial owner of shares registered in another name, such as in the name of a broker or bank nominee who holds the shares for you, in order to participate in the Plan, you must arrange with your broker or bank nominee to have those shares registered in your name.

         The Company intends to use all reasonable efforts to maintain the effectiveness of the Registration Statement. However, the Company shall have no obligation to offer, issue or sell Common Stock to American Stock Transfer on the account of participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective.

         Also, the Company may elect not to offer or sell Common Stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable.

What does the Authorization Form provide?

         The Authorization Form allows you to select from the Plan's investment options and directs American Stock Transfer to reinvest all or a part of dividends you receive accordingly. Your investment options are:

                  (a) Full Dividend Reinvestment directs American Stock Transfer to reinvest dividends paid on all shares of Common Stock then or subsequently registered in your name in accordance with the Plan; or

                  (b) Partial Dividend Reinvestment directs American Stock Transfer to reinvest dividends paid on only that number of shares of common stock registered in your name as designated by you in Common Stock in accordance with the Plan.

         Under either of the above options, all shares you place under the Plan, and all shares purchased for your account under the Plan with reinvested dividends, will automatically be subject to dividend reinvestment under the Plan, unless and until you withdraw any such shares from the Plan.

How can I change investment options?

         You may change investment options by submitting a new Authorization Form to American Stock Transfer with your new selection. Authorization Forms may be submitted to American Stock Transfer at any time, but must be received by American Stock Transfer on or prior to any record date for dividends to be effective for that dividend payment.

How will shares be purchased under the Plan?

         American Stock Transfer will use funds from cash dividends to acquire shares of Common Stock in one or more of the following ways, as directed by the
Company:  (1) purchase newly issued shares or treasury  shares from the Company;
(2) purchase outstanding shares being traded in the open market; or (3) purchase shares in negotiated transactions.

What will be the price of the shares purchased under the Plan?

         The price of newly issued shares or treasury shares from the Company will be the average of the mean between the high and low sales price for the shares as reported on the Nasdaq National Market for the five business days ending on the date of purchase. The price of shares purchased in the over-the-counter market will be the actual price which prevails in the market at the time the purchase is made. The price of shares acquired as the result of negotiated transactions will be the price reached by agreement between the sellers and American Stock Transfer.

How do I keep track of the purchases made for me?

         American Stock Transfer will send you quarterly statements showing all the pertinent details of the most recent transactions and the number of full and fractional shares in your account.

Can I deposit shares registered in my name into my dividend reinvestment account?

         Yes, you may do so by depositing with American Stock Transfer the stock certificates representing the shares of Common Stock to be subject to the reinvestment under the Plan. Although you are not required to do so, we encourage you to deposit with American Stock Transfer your certificates representing shares to be reinvested under the Plan. Your shares will then be protected against loss, theft, or damage and the account statement will be a complete summary of your investment.

Can I withdraw shares held in my dividend reinvestment account?

         Yes. Upon your written request, American Stock Transfer will issue you a stock certificate for one or more full shares in your account. A fractional share cannot be withdrawn unless you are completely terminating your participation, in which event the value of the fractional share will be paid in cash.

May I terminate my participation in the Plan at any time?

         Yes. Enrollment is optional and you may terminate your participation at any time by notifying American Stock Transfer by mail on or before the next dividend record date. After the termination of your enrollment, cash dividends will be deposited in your account or mailed directly to you, depending on whether you choose the direct deposit option. Upon termination, American Stock Transfer will issue you a stock certificate for the full shares in your account and a check for any fractional share at the then current market price. If you like, American Stock Transfer will sell your full shares and send you a check for the proceeds, less brokerage commissions, if any, and applicable taxes.

Are my dividends taxable?

         Yes. Dividends received are taxable for federal income tax purposes just as if you had received them in cash and may be taxable in those states having a personal income tax. Brokerage commissions and service fees paid on behalf of your account by the Company are also deemed taxable income to you and will be reported by American Stock Transfer to the IRS as such. Also for tax purposes, purchases of shares through this Plan provide the long range benefits of dollar-cost averaging.

To whom do I write or contact concerning the Plan?

         The Plan is administered by American Stock Transfer as your agent, and all correspondence should be directed to it at:

          American Stock Transfer & Trust Company

          Attn: Dividend Reinvestment
          40 Wall Street
          New York, New York  10005
          (800) 278-4353

                        TERMS AND CONDITIONS OF THE PLAN

                  The  following   section  contains  the  descriptions  of  the
specific terms and conditions of the Plan. You should read it carefully, because it describes in detail how the Plan is administered.

Administration of the Plan

         American Stock Transfer, as agent, will administer the Plan in accordance with its terms and the written instructions of the participants. Should American Stock Transfer resign, or be asked to resign, from its capacity as your agent under the Plan, the Company will appoint another agent. The Company reserves the right to modify, suspend or terminate the Plan, or any administrative procedures with respect to it in effect at any time, as the Company deems in its sole discretion to be desirable or appropriate. American Stock Transfer will notify all participants of any modifications that affect the participants.

         NEITHER AMERICAN STOCK TRANSFER NOR THE COMPANY CAN ASSURE A PROFIT, OR PROTECT AGAINST A LOSS, ON SHARES PURCHASED BY OR FOR PARTICIPANTS UNDER THE PLAN. THE PLAN DOES NOT REPRESENT A GUARANTY OF FUTURE DIVIDENDS, WHICH WILL CONTINUE TO DEPEND UPON THE COMPANY'S FINANCIAL POSITION, RESULTS OF OPERATIONS, CAPITAL REQUIREMENTS AND OTHER FACTORS.

         THE SHARES OF COMMON STOCK OFFERED UNDER THE PLAN ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER AMERICAN STOCK TRANSFER, THE COMPANY NOR THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES WILL BE LIABLE FOR ANY ACT TAKEN IN GOOD FAITH OR FOR ANY GOOD FAITH OMISSION TO ACT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF LIABILITY ARISING OUT OF THE FAILURE OF THE PARTICIPANT TO TERMINATE HIS OR HER ACCOUNT UNDER THE PLAN, THE PRICES AT WHICH SHARES ARE PURCHASED, THE TIMES AT WHICH SHARES ARE PURCHASED OR SUSPENSION OF PURCHASES DUE TO GOVERNMENTAL REGULATIONS.

         The Company reserves the right to interpret and regulate the Plan in good faith as it deems necessary or appropriate for the Plan's operation.

Eligibility

     Any holder of record of Common Stock may participate in the Plan. Shares held in the name of a broker or nominees do not qualify the holder of those shares as a holder of record for the purposes of the Plan. Shares held by a broker or nominee must be transferred to the name of the individual participant if those shares are to be part of the Plan.

         The Company intends to use all reasonable efforts to maintain the effectiveness of the Registration Statement. However, the Company shall have no obligation to offer, issue or sell Common Stock to American Stock Transfer on the account of participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective.

         Also, the Company may elect not to offer or sell Common Stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable.

Participation

         The participant may select either of the two investment options described on the Authorization Form, but only one. If the participant wishes to change options, a new Authorization Form needs be submitted to American Stock Transfer. Any Authorization Form that is not received on or before a dividend record date cannot be effective until the following dividend payment.

Purchases

         American Stock Transfer will apply cash dividends in accordance with participant's written instructions. The full amount of cash dividends on shares subject to the Plan will be applied promptly after receipt toward the purchase of shares for the account of the participant, but no later than 30 days after the date of the receipt of dividend payment. All full and fractional shares will be credited to the participant's account upon purchase. Fractional shares will be computed to three decimal places.

         Shares will be acquired in one or more of the following ways: (1) purchase from the Company as newly issued shares or treasury shares, (2) open market transactions, or (3) negotiated transactions, at the direction of the Company in its sole discretion. The price of newly issued shares or treasury shares purchased from the Company will be the average of the mean between the high and low sales prices for the Common Stock as reported on the Nasdaq National Market for the five business days ending on the date of purchase. The price of shares purchased in the over-the-counter market will be the actual price which prevails in the market at the time the purchase is made. The price of shares acquired as the result of negotiated transactions will be the price reached by agreement between the sellers and American Stock Transfer.

         Unless shares are withdrawn from the Plan by the participants, any cash dividends paid on all the shares held in the participants' account will be reinvested in accordance with the Plan.

Reports

         American Stock Transfer will confirm purchases in quarterly statements that show all details of transactions during the prior quarter, including the number of full and fractional shares in the participant's account.

         Any stock dividends or shares issued upon stock split with respect to shares of Common Stock held for the participant will be credited to the participant's account and recorded on the participant's quarterly statement for the quarter during which such dividend or stock split occurred.

Voting

         American Stock Transfer will vote all shares that it holds on the account of a participant in accordance with the proxy card returned to the Company by the participant. If the participant deposits stock certificates with American Stock Transfer, American Stock Transfer shall send to the participant the same communication materials sent to all other holders of shares of Common Stock, including the Annual Report to Shareholders of the Company and proxy materials for the annual meeting of shareholders.

Certificates

         Stock certificates representing shares of Common Stock purchased through the Plan will not be issued to the participant unless requested in writing, or until the account is terminated. No stock certificates will be issued for fractional shares, and fractional shares may be redeemed by the participant in cash only upon withdrawal from the Plan.



Costs

      All costs of administration of the Plan will be paid by the Company, including any brokerage fees or commissions (except upon withdrawal from the Plan -- see below). No administrative or service charges are imposed on the participant in connection with his or her participation in the Plan. If the participant withdraws from the Plan and instructs American Stock Transfer to sell the shares then owned, American Stock Transfer will deduct brokerage fees, commissions or any applicable transfer taxes from the proceeds.

Withdrawal

         The participant may withdraw all or part of the participant's shares from the Plan at any time, by written request, to American Stock Transfer at:

          American Stock Transfer & Trust Company, Agent
          Attn: Dividend Reinvestment
          40 Wall Street
          New York, New York  10005

         Written notice of withdrawal must be received no later than the next dividend record date to be effective for the purposes of that dividend. In the event written notice is received on or before the next dividend record date, the withdrawal will be effective with the dividend for the following dividend payment date. Upon withdrawal, participant may request that American Stock Transfer sell the participant's full shares as soon as practicable following notice of termination and send the participant a check representing the proceeds, together with the amount equal to the then current market value of any fractional share, less any brokerage commissions and any applicable taxes. If the participant does not instruct American Stock Transfer to sell shares, American Stock Transfer will, upon termination of the participant's account, send the participant a stock certificate representing full shares held in the participant's account and a check in the amount equal to the then current market value of any fractional share.

         Withdrawal of less than all the shares held on the account of a participant under the Plan will be treated as a withdrawal described above only with respect to the shares designated by the participant for withdrawal.

         After full withdrawal from the Plan, an eligible shareholder may rejoin the Plan at any time. After partial withdrawal, shares withdrawn may be placed back into the Plan at any time. In both cases, if the new Authorization Form is not received on or prior to the dividend record date, it will not be effective until the following dividend payment.

Taxes

         Dividends which are reinvested are subject to federal and state income taxes just as if participant had received cash dividends. Under current IRS policy, a pro-rata share of any brokerage commissions and service fees paid by the Company on behalf of the participant's account are also taxable income and will be reported as such by American Stock Transfer. American Stock Transfer will mail reports to participants containing necessary information for federal income tax reporting purposes.

         Participants should consult their own tax advisors concerning the tax consequences of participating in the Plan, the applicability of state and local taxes and records which should be maintained in connection with the tax basis of shares acquired through the Plan.


                                 USE OF PROCEEDS

         In the event that shares of Common Stock are acquired from the Company under the Plan, the net proceeds from such sales are expected to be used for general corporate purposes.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 0-15366) with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed pursuant to Section 13(a) of the Exchange Act;

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998 filed pursuant to Section 13(a) of the Exchange Act;

         (c) The Company's Current Report on Form 8-K, as amended, dated November 25, 1998, filed pursuant to Section 13(a) of the Exchange Act; and

         (d)      Description  of the Common Stock  contained in the Company's
                  Registration   Statement  on  Form  8-A   (Registration  No.
                  0-15366). All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock under the Plan shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                 INDEMNIFICATION

         The Business Corporation Law of the State of New York (the "BCL") permits the Company to extend indemnification to its directors and officers beyond that expressly provided by the BCL pursuant to agreements, resolutions of the Board of Directors, resolutions of the shareholders, Bylaws, or provisions of the Certificate of Incorporation, provided that the Bylaws or Certificate of Incorporation of the Company expressly permits such broader indemnification.

         The Bylaws of the Company contain provisions which enable the Company to indemnify, and require the Company to indemnify, its directors and officers to the fullest extent authorized by law, pursuant to a resolution of the shareholders or directors, an agreement for indemnification, any Bylaw or otherwise. In addition to indemnification, any such indemnified person shall be entitled to the payment of expenses incurred in defending any legal action or proceeding in advance of a final decision on the merits. The statutory provisions applicable to indemnification, however, prohibit any such indemnification, by law or otherwise, to a director or officer if a final adjudication establishes that the acts of the director or officer were committed in bad faith, were a result of active and deliberate dishonesty and were material, or that the director or officer derived a personal gain to which the person was not entitled.

         The BCL contains no reference to indemnification of employees, which is left to the discretion of the Company. The Bylaws of the Company authorize indemnification of employees and other personnel to the fullest extent permitted by law, but do not require such indemnification as is the case for directors and officers.

         The Bylaws of the Company further authorize the Board of

Directors, in its discretion, to purchase liability insurance for the indemnification of directors, officers or employees of the Company. Accordingly, the Company maintains a liability insurance policy for its directors, officers and employees.

         Insofar as indemnification of or liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries as of December 31, 1997 and December 31, 1996, and for each of the three years ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference into this Prospectus, have been incorporated by reference herein, and in the Registration Statement of which this prospectus constitutes a part, in reliance upon the report of Coopers & Lybrand, LLP and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Oneida Valley Bancshares, Inc. and its subsidiaries as of December 31, 1997 and December 31, 1996, and for each of the years then ended, and the consolidated financial statements of Oneida Valley Bancshares, Inc. and its subsidiaries as of December 31, 1995, in each case included in the Current Report on Form 8-K of the Company, as amended, which is incorporated by reference into this Prospectus, have been incorporated by reference herein, and in the Registration Statement of which this Prospectus constitutes a part, in reliance upon the reports of PricewaterhouseCoopers LLP and its predecessor, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL OPINION

         The validity of the issuance of any original issue shares of Common Stock offered hereby was passed upon for the Company by Hancock & Estabrook, LLP, Syracuse, New York, at the time of the original filing with the Commission of the Registration Statement.